EXHIBIT 99.1 Rock of Ages FOR IMMEDIATE RELEASE	Company Contact: Laura A. Plude Chief Financial Officer (802) 476-2208 www.rockofages.com

Rock of Ages To Consider Strategic Alternatives

BARRE, VERMONT, May 20, 2010 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced that the Special Committee of its Board of Directors has determined to commence a process to explore and consider  possible strategic alternatives for Rock of Ages while it continues to consider the previously disclosed acquisition proposal submitted  to Rock of Ages' Board of Directors on May 6, 2010 by Swenson Granite Company, LLC ("Swenson").  The Special Committee has retained legal counsel and Covington Associates LLC as its financial advisor to assist and advise the Special Committee in connection with these matters.  As previously disclosed, Rock of Ages' Board of Directors established the Special Committee in response to its receipt of the Swenson proposal.  Additional information regarding the Swenson proposal was provided in the press release issued by Rock of Ages on May 7, 2010.  There can be no assurance that the Swenson proposal will lead to a definitive acquisition agreement, or that a transaction contemplated by the Swenson proposal or any other transaction will be approved or completed.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties regarding whether the acquisition price proposed by Swenson Granite Company, LLC ("Swenson") will be reduced, whether financing for the acquisition can be obtained and whether an acquisition of the Company will be consummated upon the terms proposed by Swenson, or at all.  In addition, the Special Committee's determination to commence a process to explore and consider possible strategic alternatives may not lead to any other proposals being pursued, agreed to or consummated, and the Special Committee may opt to cease that process at any time.  Rock of Ages will be responsible for payment of the fees and expenses of the Special Committee's financial advisor and counsel, as well as of its own counsel; such fees and expenses could be significant and adversely impact Rock of Ages' results of operations. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in Rock of Ages' Securities and Exchange Commission filings and reports.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required under the federal securities laws.